Exhibit 99.2

FOR IMMEDIATE RELEASE

Balmoral Funds, LLC Completes Acquisition of Trecora Resources

LOS ANGELES, CA – June 27, 2022 – Balmoral Funds, LLC (“Balmoral”) announced today that it has successfully completed its previously announced acquisition of Trecora Resources (“Trecora”) at a price of $9.81 per share, net to each seller, in cash, without interest and subject to any required tax withholdings.

With the completion of the acquisition, Trecora’s stock will cease trading on the New York Stock Exchange and Trecora will no longer be listed on any public market.

Blank Rome LLP served as legal advisor to Balmoral, and Piper Sandler served as financial advisor to Balmoral. Guggenheim Securities, LLC served as exclusive financial advisor to Trecora, and Morgan, Lewis & Bockius LLP served as legal advisor to Trecora.

About Balmoral Funds

Balmoral is a Los Angeles, CA based private equity fund that was founded in 2005. Balmoral’s objective is to be the financial partner of choice for entrepreneurial, emotionally intelligent and successful C-suite executives and operating advisors creating transformative, revitalizing change in the businesses they co-invest in together. Balmoral has approximately $1.5 billion of assets under management. Balmoral typically invests in companies that have revenues between $30 to $500 million and require equity investments of $10 to $100 million, with the capability of investing an additional $100 million or more in particularly compelling opportunities.

About Trecora Resources

Trecora owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Trecora by Balmoral. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Balmoral and Trecora have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Balmoral and Trecora. Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the potential effects of the acquisition on Trecora, the participation of third parties in the consummation of the transaction and the combined company, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and other risks and uncertainties, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Trecora’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended May 5, 2022, which are on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.